SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  ACCESS VARIABLE INSURANCE TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         475 Hickorynut Ave.
         Oldsmar, FL  34677

TELEPHONE NUMBER:

         (866) 501-9900

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Michael V. Williams
         Access Fund Management, LLC
         475 Hickorynut Ave.
         Oldsmar, FL  34677

CHECK APPROPIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/Yes            /  /No

                                   SIGNATURES

     Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Oldsmar and State of Florida on this 8th day of February, 2003.

ATTEST:                                         ACCESS VARIABLE INSURANCE TRUST

        /S/                                                        /S/
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Barbara J. Yack, Secretary                  By:  Michael V. Williams, President